UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2011
PAA Natural Gas Storage, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	1-34722	27-1679071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 Clay Street, Suite 1500, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-646-4100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 19, 2011, PAA Natural Gas Storage, L.P. (the “Partnership”) entered into an unsecured Credit Agreement (the “Credit Agreement”), among the Partnership, as Borrower; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and the other Lenders party thereto (terms used but not defined herein have the meanings assigned to them in the Credit Agreement). The Credit Agreement replaces the Partnership’s Credit Agreement dated as of April 7, 2010 (as amended, the “Previous Revolver”), among the Partnership, as borrower; Bank of America, N.A., as administrative agent, swing line lender and issuer of letters of credit; and the other lenders party thereto.
     The Credit Agreement provides for total senior unsecured credit extensions of $450 million consisting of (i) $250 million under a revolving credit facility (the “Revolving Credit Facility”), which amount may be increased at the option of the Partnership to $450 million (subject to, among other terms and conditions, obtaining additional or increased lender commitments); and (ii) $100 million each from proceeds received from the purchase, at par, of two separate Gulf Opportunity Zone tax-exempt term bonds (the “GO Bonds”) owned by the Partnership (the “GO Zone Term Loans”). The Credit Agreement also provides for the issuances of Letters of Credit for the account of the Partnership. The Revolving Credit Facility expires and all amounts outstanding under it will mature on August 19, 2016. Purchasers of the two GO Zone Term Loans have the right to put, at par, to the Partnership the GO Zone Term Loans on August 19, 2016. The GO Bonds mature by their terms on May 1, 2032 and August 1, 2035, respectively.
     Borrowings under the Revolving Credit Facility accrue interest based, at the Partnership’s election, on either the Eurocurrency Rate or the Base Rate, in each case, plus an applicable margin. The GO Zone Term Loans accrue interest in accordance with the interest payable on the GO Bonds purchased with respect thereto as provided in such GO Bonds and the GO Bonds Indenture pursuant to which such GO Bonds are issued and governed, which as of the Closing Date generally provide that interest on the outstanding principal amount of (i) the GO Bonds 2009 shall accrue at a rate per annum equal to 75% of the sum of (a) the one-month Eurodollar Rate, redetermined by the Administrative Agent as of the first day of each calendar month, plus (b) an applicable margin and (ii) the GO Bonds 2010 shall accrue at a rate per annum equal to 67% of the sum of (a) the one-month Eurodollar Rate, redetermined by the Administrative Agent as of the first day of each calendar month, plus (b) an applicable margin. Fees on issued Letters of Credit accrue at the applicable margin for Eurocurrency Rate Loans, and a commitment fee accrues at an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Partnership’s Consolidated Leverage Ratio at the applicable time.
     The covenants and events of default in the Credit Agreement remain substantially unchanged from the Previous Revolver. The Credit Agreement contains cross default provisions and prohibits the declaration or making of distributions on, or purchases or redemptions of, the Partnership’s equity interests if any Default or Event of Default has occurred and is continuing, or immediately after giving effect thereto, would result therefrom. In addition, the Credit

Agreement contains various covenants limiting the Partnership’s or certain of its subsidiaries’ ability to, among other things:
•	grant liens on their principal property or equity interests in subsidiaries of the Partnership;

•	incur indebtedness, including capital leases;

•	sell substantially all of our assets or enter into a merger or consolidation;

•	engage in substantially unrelated businesses;

•	engage in transactions with affiliates; and

•	enter into certain burdensome agreements.
     The financial covenants in the Credit Agreement, tested on a quarterly basis, require the Partnership to maintain Consolidated EBITDA to Consolidated Interest Charges of at least 3.00 to 1.00 and limit Consolidated Funded Indebtedness to adjusted Consolidated EBITDA to no greater than 5.00 to 1.00, which increases to 5.50 to 1.00 during an Acquisition Period.
     A default under the Credit Agreement would permit the lenders under the Revolving Credit Facility to terminate their commitments and to accelerate the maturity of the outstanding debt and would permit the purchasers of the GO Zone Term Loans to put, at par, to the Partnership the GO Zone Term Loans.
     The above description of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Credit Agreement dated as of August 19, 2011, among PAA Natural Gas Storage, L.P., as Borrower; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and the other Lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAA Natural Gas Storage, L.P.

	By:	PNGS GP LLC, its general partner

Date: August 25, 2011

	By:	/s/ Richard K. McGee

		Name:	Richard K. McGee
		Title:	Vice President — Legal

INDEX TO EXHIBITS

Exhibit
No.	Description
10.1
Credit Agreement dated as of August 19, 2011, among PAA Natural Gas Storage, L.P., as Borrower; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; and the other Lenders party thereto.